INNNOVATIVE CARD TECHNOLOGIES, INC.
10880 WILSHIRE BOULEVARD, SUITE 950
LOS ANGELES, CA 90024

December 14, 2007

Mr. Alan Finkelstein
Innovative Card Technologies, Inc.
10880 Wilshire Boulevard, Suite 950
Los Angeles, California 90024

Re: Resignations

Dear Alan:

As you know, the Board today approved a severance package for you which will be implemented conditioned on your tendering a written resignation from your positions as Chief Strategic Officer and Founder, and as a Member of the Board of Directors, effective December 14, 2007 (the “Resignations”). The Resignations are set forth below.

Specifically, upon receipt of your written Resignations, the following package is granted to you:

1.
The Company will pay for and maintain health insurance benefits consistent with the benefits you currently have with the Company (“COBRA” coverage) for a period of eighteen months beginning on the effective date of the Resignations.

2.	All unexercised stock options owned by you that are not presently vested shall immediately vest and become exercisable.
3.
All unexercised stock options owned by you shall remain exercisable until, and shall expire on, December 31, 2010. Other than as set forth in items 2 and 3, all other terms and conditions of any unexercised stock options you own shall remain in full force and effect.

The Company shall undertake, perform and effect any and all additional actions necessary, as you may reasonably request, in order to complete and implement the foregoing.

Innovative Card Technologies, Inc.

By: Donald Joyce, Chairman of the Board

/s/ Donald Joyce

By: Steve Delcarson, Chief Executive Officer

/s/ Steve Delcarson

Initials:_____ _____ ______

Alan Finkelstein

December 14, 2007

AGREED AND ACCEPTED:

/s/ Alan Finkelstein

Alan Finkelstein

December 14, 2007

Don Joyce
Chairman of the Board
Innovative Card Technologies, Inc.
10880 Wilshire Blvd., Suite 950
Los Angeles, CA 90024

Re:	Resignation and Notice of Non-renewal

Dear Don:

I received the Company’s proposed severance letter dated December 14, 2007. In connection with that severance letter and in consideration of the benefits provided under that severance letter, and your request for me to tender a written resignation, I hereby resign from my positions as Founder and Chief Strategic Officer of the Company, and as a Member of the Board of Directors, effective today, December 14, 2007. With your consent, this constitutes a formal written notice of non-renewal of my employment contract pursuant to Section 2 of my Employment Agreement, dated January 1998, and should not be construed as a breach under that employment agreement.

I’d like to take this opportunity to laud the hard work, dedication and sacrifice of our employees. I am pleased that the new ICT Card technology that we developed with our strategic partners has won such prompt acceptance in the marketplace and am confident that the Company can continue to successfully market this leading-edge logical and physical security card technology that we have developed over the past few years. I feel that at this point the product is ready, the market is ready, and with the proper execution the company is poised for success. I could not be more delighted with this success and as the founder and one of the largest shareholders, I continue to wish the Company well in its future endeavors.

Sincerely yours,

Alan Finkelstein

cc:	Scott Weis
Jennifer Post
David Robbins
Jacqueline Cookerly Aguilera
Anne Marie Mai